                                                                   EXHIBIT 10.8


                                CREDIT AGREEMENT


         THIS CREDIT AGREEMENT dated as of May ___, 1997 (this "Agreement") is entered into by and between (i) HEALTHCARE RECOVERIES, INC., a Delaware corporation (together with all entities that hereafter become Participating Partnerships or Participating Subsidiaries, hereinafter collectively referred to each individually as a "Borrower" and collectively as the "Borrowers"), and
(ii) NATIONAL CITY BANK OF KENTUCKY, a national banking association (the "Lender").

         P R E L I M I N A R Y  S T A T E M E N T:

         A. The Borrowers desire to borrow funds for their corporate purposes.

         B. The Lender has agreed to make available to the Borrowers a revolving line of credit in the maximum principal amount of $10,000,000 (the "Revolving Facility").

         NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements set forth herein and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto do hereby agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

         For the purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

                 The terms defined in this article have the meanings attributed to them in this article. Singular terms shall include the plural as well as the singular, and vice versa. Words of masculine, feminine or neuter gender shall mean and include the correlative words of other genders.

                 All references herein to a separate instrument are to such separate instrument as the same may be amended or supplemented from time to time pursuant to the applicable provisions thereof.

                 All accounting terms not otherwise defined herein have the meanings assigned to them, and all computations herein provided for shall be made, in accordance with generally accepted accounting principles applied on a consistent basis. All references herein to "generally accepted accounting principles" refer to such principles as they exist at the date of application thereof.

                 All references herein to designated "Articles", "Sections" and other subdivisions or to lettered Exhibits are to the designated Articles, Sections and other subdivisions hereof and the lettered Exhibits annexed hereto unless the context otherwise clearly indicates. All Article, Section, other subdivision and Exhibit captions herein are used for reference only and in no way limit or describe the scope or intent of, or in any way affect, this Agreement.

                 The terms "herein", "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision.

                 The terms "include," "including" and similar terms shall be construed as if followed by the phrase "without being limited to."

                 No inference in favor of or against either party shall be drawn from the fact that such party or its counsel has drafted any portion hereof.

                 Actual/360 Basis shall mean a method of computing interest or other charges hereunder on the basis of an assumed year of 360 days for the actual number of days elapsed, meaning that interest or other charges accrued for each day will be computed by multiplying the rate applicable on that day by the unpaid principal balance (or other relevant sum) on that day and dividing the result by 360.

                 Acquisition shall mean each Consolidated Entity that is hereafter acquired or created in compliance with Section 6.09(5).

                 Advance shall mean a borrowing under the Revolving Facility pursuant to Section 2.01.

                 Affiliate of any specified person shall mean any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person. For purposes of this definition, "control" when used with respect to any specified person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

                 Agreement shall mean this Credit Agreement, as the same may be amended in writing in accordance with Section 8.08.

                 Anniversary Date shall mean May 31 of each year.

                 Assumption Agreement shall have the meaning attributed to that term in Section 2.01(b).

                 Availability Fee shall have the meaning attributed to that term in Section 2.05(b).

                 Base Rate shall mean the rate per annum equal to higher of (a) the Prime Rate or (b) the Federal Funds Effective Rate plus 50 basis points.

                 Borrower and Borrowers shall have the meanings attributed to those terms in the preamble to this Agreement.

                 Business Day shall mean (a) any day on which the Lender's r's Principal Office is open for business and (b) if such day relates to the giving of notices or quotes in connection with a LIBOR Quote or to a borrowing of, a payment or prepayment of principal of or interest on or a LIBOR-Based Rate Period for, a LIBOR-Based Rate Segment or a notice by the Borrowers with respect to any such borrowing, payment, prepayment or LIBOR-Based Rate Period, any day on which dealings in Dollar deposits are carried out in the London interbank market.

                 Capital Expenditure shall mean any payment by the Borrowers or any of the other Consolidated Entities for the purpose of acquiring or constructing any real property, plant and equipment or other fixed assets, including any such payment made under a title retention agreement or capital lease obligation, and any other expenditure or liability (excluding capital expenditures related to Acquisitions, capitalized loan costs or other amortized Acquisition costs, to the extent properly so classified in accordance with generally accepted accounting principles) that is properly charged to a capital account or otherwise capitalized on the Borrowers' consolidated balance sheet in accordance with generally accepted accounting principles.

                 Capital Stock of any person shall mean any and all shares, interests, participations or other equivalents (however designated) of corporate stock of such person.

                 Capitalized Contingent Obligations shall mean such amounts payable from future events that arise from Acquisitions and that are reflected in the Borrowers' financial statements as liabilities.

                 Closing Date shall mean _____________, 1997.

                 Commitment Amount shall mean the obligation of the Lender to make Advances pursuant to Section 2.01 hereof in an aggregate amount at any one time outstanding up to but not exceeding Ten Million Dollars ($10,000,000).

                 Common Stock of any person shall mean Capital Stock of such person that does not rank prior, as to the payment of dividends or as to the distribution of assets upon any volun-tary or involuntary liquidation, dissolution or winding up of such person, to shares of Capital Stock of any other class of such person.

                 Compliance Certificate shall have the meaning attributed to that term in Section 6.03(3).

                 Consolidated Entity shall mean any person the financial statements of which are appropriately consolidated with the Borrowers' financial statements under generally accepted accounting principles.

                 Consolidated Net Income shall mean, for any period, the net income of the Borrowers and its Consolidated Entities (on a consolidated basis and excluding intercompany items), for such period, determined in accordance with generally accepted accounting principles.

                 Contracts shall mean the agreements entered into by the Borrowers pursuant to which the Borrowers provide recovery services for subrogated claims and is compensated for such services based upon a percentage of the amount of the claims successfully recovered.

                 Controlled Partnership shall mean a general partnership of which the Borrowers or a Subsidiary is a general partner, or a limited partnership whose sole general partner is the Borrowers or a Subsidiary and with respect to which partnership the Borrowers or a Subsidiary is entitled to receive not less than 50% of any distributions of cash made to the partners thereof, other than any preferred cash distribution arrangement approved by the Lender in writing.

                 Credit Obligations shall mean the Revolving Facility Obligations and all other obligations and debts owing to the Lender before or after the Maturity Date, and arising under the terms of this Agreement, the Note, and the other Loan Documents, whether now or hereafter incurred, existing or arising, including the principal amount of all Advances, any sums expended by Lender in exercising the rights and remedies described in Section 7.02, all accrued interest on Advances, and all costs, fees, charges and expenses incurred and payable in connection therewith, including fees payable under the terms of, or in connection with, this Agreement, and all other obligations and debts owing to the Lender arising in connection with, ancillary to, or in support of Advances, and all extensions, alterations, modifications, revisions and renewals of any of the foregoing.

                 Debt of any person shall mean (i) the Credit Obligations and all other indebtedness, whether or not represented by bonds, debentures, notes or other securities, for the repayment of borrowed money or for reimbursement of drafts drawn or available to be drawn under letters of credit, (ii) all capitalized lease obligations, (iii) Guaranteed Obligations with respect to Debt of all persons that are not Consolidated Entities, (iv) all indebtedness secured by any mortgage or pledge of, or Lien on, property of such person, whether or not any indebtedness secured thereby shall have been assumed and (v) Capitalized Contingent Obligations.

                 Default shall mean an Event of Default or an event that with notice or lapse of time or both would become an Event of Default.

                 Deferred Tax Assets shall mean deferred tax assets as       on
         the Borrowers' financial statements in a manner consistent with release number 109 of the Financial Accounting Standards Board.

                 Dollar and the symbol "$" shall mean dollars constituting legal tender for the payment of public and private debts in the United States of America.

                 ERISA shall mean the Employee Retirement Income Security Act of 1974, as amended.

                 ERISA Affiliate shall mean any corporation, partnership or other trade or business under common control with the Borrowers within the meaning of Sections 414(b), (c) or (m) of the Internal Revenue Code, as amended.

                 Exchange Act shall mean the Securities Exchange Act of 1934 as amended.

                 Events of Default shall have the meaning attributed to that term in Section 7.01.

                 Federal Funds Effective Rate shall mean, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations at approximately 10:00 a.m. Lender's Local Time on such day on such transactions received by the Lender from three Federal funds brokers of recognized standing selected by the Lender in its sole discretion.

                 Funded Debt shall mean all Debt of the Borrowers and the Consolidated Entities, on a consolidated basis, that matures by its terms more than one year after, or is renewable or extendable at the option of the debtor to a date more than one year after, the date as of which Funded Debt is being determined.

                 Governmental Authority shall mean any national, federal, state, county, municipal or other agency, authority, department, commission, bureau, board, court or other instrumentality thereof.

                 Governmental Requirements shall mean all laws, rules, regulations, requirements, ordinances, judgments, decrees, codes and orders of any Governmental Authority applicable to the Borrowers or any other Consolidated Entity.

                 Guaranteed Obligations of any person shall mean all guaranties (including guaranties of guaranties and guaranties of dividends and other monetary obligations), endorsements, assumptions and other contingent obligations with respect to, or to purchase or to otherwise pay or acquire, Debt of others.

                 Hazardous Substance(s) shall have the meaning ascribed in and shall include (a) any asbestos or insulation or other material composed of or containing asbestos and (b) those substances listed under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601 et seq. and the regulations promulgated thereunder (as amended from time to time) and the Clean Air Act, 42 U.S.C. 7401, et seq. and the regulations promulgated thereunder (as amended from time to time) and includes oil, waste oil, and used oil as those terms are defined in the Clean Water Act, 33 U.S.C. 1251 et seq. and regulations promulgated thereunder (as amended from time to time) and the Resource, Conservation and Recovery Act, 42 U.S.C. 6901 et seq. and regulations promulgated thereunder (as amended from time to time) and the Oil Pollution Act of 1990, 33 U.S.C. 2701 et seq. and regulations promulgated thereunder (as amended from time to time) and shall include any other pollutant or contaminant designated as such by Congress or the United States Environmental Protection Agency (EPA) or defined by any other federal, state or local statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to, or imposing liability or standards of conduct concerning any hazardous, toxic or dangerous waste, substance or material, as now or at any time hereafter in effect.

                 Interest Expense shall mean all interest incurred on Debt (including obligations payable under capital leases attributable to interest) during the period in question.

                 Lender's Local Time shall mean the time in effect in Louisville, Kentucky.

                 Lender shall mean National City Bank of Kentucky, its successors and assigns.

                 Liabilities shall mean all Debt and all other items (including taxes accrued as estimated) that, in accordance with generally accepted accounting principles, would be included in determining total liabilities as shown on the liabilities side of a balance sheet.

                 LIBOR-Based Rate shall mean a rate per annum equal to the LIBOR Quote plus 225 basis points.

                 LIBOR-Based Rate Period shall mean the period of time, selected by the Borrowers under Section 3.01, with respect to which the LIBOR-Based Rate is (or is proposed to be) applicable to a Segment.

                 LIBOR-Based Rate Segment shall mean a Segment to which the LIBOR-Based Rate is (or is proposed to be) applicable.

                 LIBOR Quote shall mean, with respect to any time at which the LIBOR-Based Rate is to be determined, the rate of interest determined by the Lender at such time, based upon such factors (including the LIBOR Reserve Requirement) as the Lender deems relevant, as the Lender's best estimate of the cost of funds available to the Lender from the purchase on the London interbank market of funds in the form of time deposits in Dollars in the approximate amount of the Segment that is to bear interest at the LIBOR-Based Rate, having a maturity comparable to the LIBOR-Based Rate Period during which the LIBOR-Based Rate is to be in effect, it being expressly understood that (a) the Lender may not actually purchase any such time deposits and obtain such funds and (b) the LIBOR Quote will be an estimate, and for a variety of reasons, including changing market conditions, the actual cost of funds to the Lender (if the Lender elects to purchase funds in the form of time deposits on such date) might vary from the LIBOR Quote.

                 LIBOR Reserve Requirement shall mean the percentage (expressed as a decimal) prescribed by the Board of Governors of the Federal Reserve System (or any successor Governmental Authority), on the date on which the LIBOR-Based Rate is determined, for determining the reserve requirements of the Lender (including any marginal, emergency, supplemental, special or other reserves) with respect to liabilities relating to time deposits purchased in the London interbank market having a maturity equal to the period during which the LIBOR-Based Rate will be in effect and in an amount equal to the LIBOR-Based Rate Segment involved, without any benefit or credit for any proration, exemptions or offsets under any now or hereafter applicable regulations.

                 Lien shall mean any mortgage, pledge, encumbrance, charge, security interest, assignment or other preferential arrangement of any kind, including any conditional sale agreement or other title retention agreement.


                 Loan Documents shall mean this Agreement, the Note, the Assumption Agreements, and all other agreements, instruments and documents executed or delivered at any time in connection with the Credit Obligations, or to evidence or secure any of the Credit Obligations, and all amendments thereto.

                 Loans shall mean the aggregate outstanding principal amount of all Advances and all extensions and renewals thereof.

                 Margin Stock shall have the meaning attributed to that term in Regulation U of the Board of Governors of the Federal Reserve System, as amended.

                 Maturity Date shall mean May 31, 1999, or such later date as may be mutually agreed upon in writing by the Borrowers and the Lender.

                 Net Worth shall mean the sum of the amounts set forth on the Borrowers' consolidated balance sheet determined in accordance with GAAP as shareholders' equity (including the par or stated value of all outstanding capital stock, retained earnings, additional paid-in capital, capital surplus and earned surplus), less the sum of (i) any surplus resulting from any write-up of assets, and (ii) any amounts due from or owed by any stockholder or Affiliate in excess of $100,000.

                 Note shall have the meaning attributed to such term in
         Section 2.01.

                 Opinion of Counsel shall mean a favorable written opinion, with such changes and modifications as may be required by the Lender or its counsel, of the corporate general counsel of the Borrowers or attorney or firm of attorneys duly licensed to practice law in the jurisdiction the laws of which are applicable to the legal matters in question.

                 Participating Partnership shall mean any Controlled Partnership approved by the Lender that hereafter executes and delivers to the Lender an Assumption Agreement, and all other documents necessary to assume joint and several liability as to the Credit Obligations to the extent of its Partnership Liabilities.

                 Participating Subsidiary shall mean any Subsidiary approved by the Lender that hereafter executes and delivers to the Lender an Assumption Agreement, and all other documents necessary to assume joint and several liability as to the Credit Obligations (in the maximum amount provided for in such Assumption Agreement).

                 Partnership Liability shall mean, with respect to a Participating Partnership, that part, if any, of an Advance (together with interest thereon and fees, prepayment premiums and other charges properly attributable thereto) that is received by and used by or for the benefit of such Participating Partnership, as certified to the Lender by the Borrowers, under Section 2.02, in connection with the Borrowers' request for such Advance; and Partnership Liabilities shall mean the aggregate amount of all such parts of Advances that are received by and used by or for the benefit of such Participating Partnership.

                 Permitted Encumbrances shall mean:

                 (1) taxes, assessments and other governmental charges that are not delinquent or that are being contested in good faith by appropriate proceedings duly pursued;

                 (2)      Liens in favor of the Lender;

                 (3)      the existing Liens described in Schedule 2 hereto; and

                 (4) Liens in favor of landlords, the amount secured by which landlords' Liens, in the aggregate, would not materially adversely affect the Borrowers.

                 Permitted Investments shall mean investments consistent with the type of investments permitted by the "Investment Policy" of the Borrowers as such Investment Policy exists on the Closing Date, and other investments made with the express prior written approval of the Lender.

                 person shall include natural persons, sole proprietorships, corporations, trusts, unincorporated organizations, associations, companies, institutions, entities, joint ventures, partnerships and Governmental Authorities.

                 Prime Rate means for any day, the "Prime Rate" of interest generally charged by the National City Bank of Kentucky on such day to its most substantial and credit-worthy commercial borrowers for 90 day unsecured loans, it being understood and agreed by the Borrowers that the "Prime Rate" is the rate of interest designated by the National City Bank of Kentucky as its "Prime Rate", and such term does not necessarily mean or imply that it is the lowest or best rate then available from the National City Bank of Kentucky on floating rate loans to specific borrowers of the class described above.

                 Principal Office shall mean the principal office of the Lender located at National City Tower, 101 S. Fifth Street, Louisville, Kentucky 40202.

                 Quarterly Payment Date shall have the meaning attributed to that term in Section 2.03.

                 Related Person of any person means any other person owning (a) 5% or more of the outstanding Common Stock of such person or (b) 5% or more of the Voting Stock of such person.

                 Request for Advances shall have the meaning attributed to that term in Section 2.02.

                 Revolving Facility shall mean the credit facility made available to the Borrowers under the terms of Article II.

                 Revolving Facility Obligations shall mean the outstanding principal amount of all Advances, all interest accrued thereon, all costs, charges, fees and expenses payable in connection therewith and all extensions and renewals thereof.

                 Segment shall mean a portion of the Advances (or all thereof) with respect to which a particular interest rate is (or is proposed to be) applicable. The aggregate amount of all Advances that bear interest at the Base Rate shall be deemed to constitute a single Segment. The aggregate amount of all Advances that bear interest at the same LIBOR-Based Rate and for the same LIBOR-Based Rate Period shall be deemed to constitute a single LIBOR-Based Rate Segment.

                 Solvent shall mean, as to any person, on a particular date, that such person has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage, is able to pay its debts as they mature, owns property having a value, both at fair valuation and at present fair saleable value, greater than the amount required to pay its probable liability on existing debts as they become mature (including known reasonable contingencies and contingencies that should be included in notes of such person's financial statements pursuant to generally accepted accounting principles), and does not intend to, and does not believe that it will, incur debts or probable liabilities beyond its ability to pay such debts or liabilities as they mature.

                 Subsidiary shall mean any corporation, more than 50% of the shares of Voting Stock of which is owned and controlled directly or indirectly by the Borrowers.

                 Voting Stock of any person shall mean Capital Stock of such person that ordinarily has voting power for the election of directors (or persons performing similar functions) of such person, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency.

                                   ARTICLE II

                          REVOLVING FACILITY TERMS

                 SECTION 2.01.  Revolving Facility.

        (a) From and after the Closing Date, on the terms and subject to the conditions set forth in this Agreement, the Lender agrees to lend to the Borrowers (except as limited by the terms of subsection (d) of this Section
2.01 or by the terms of the Assumption Agreements), and the Borrowers may borrow, repay and reborrow, an amount not exceeding the Commitment Amount in effect from time to time. All Advances made by the Lender to the Borrowers under this Agreement shall be evidenced by the master promissory note (the "Note") in the form attached hereto as Exhibit A dated the Closing Date payable to the order of the Lender, duly executed by the Borrowers, and joined in by each Subsidiary and Controlled Partnership that becomes a Participating Subsidiary or Participating Partnership after the Closing Date under the terms of an Assumption Agreement, and in a face amount equal to the Commitment Amount. The Advances shall bear interest as provided in Article III below. The unpaid principal amount of all Loans hereunder shall not exceed the Commitment Amount.

        (b) Each Subsidiary and Controlled Partnership that is to become after the Closing Date a Participating Subsidiary or Participating Partnership, as the case may be, shall, at the time it is to become a Participating Subsidiary or Participating Partnership, execute and deliver to the Lender, in accordance with the provisions of Section 6.14, an Assumption Agreement in the form attached hereto as Exhibit B ("Assumption Agreement").

        (c) Each Borrower, Participating Subsidiary and Participating Partnership, separately and severally, hereby appoints and designates Healthcare Recoveries, Inc. as such party's agent and attorney-in-fact to act on behalf of such party for all purposes of the Loan Documents. Healthcare Recoveries, Inc. shall have authority to exercise on behalf of each Borrower, Participating Subsidiary and Participating Partnership all rights and powers that Healthcare Recoveries, Inc. deems necessary, incidental or convenient in connection with the Loan Documents, including the authority to execute and deliver certificates, documents, agreements and other instruments referred to in or contemplated by the Loan Documents, request Advances, receive all proceeds of Advances, give all notices, approvals and consents required or requested from time to time by the Lender and take any other actions and steps that a Borrower, Participating Subsidiary or a Participating Partnership could take for its own account in connection with the Loan Documents from time to time, it being the intent of the Borrowers, Participating Subsidiaries and the Participating Partnerships to grant to Healthcare Recoveries, Inc. plenary power to act on behalf of the Borrowers, Participating Subsidiaries and the Participating Partnerships in connection with and pursuant to the Loan Documents. The appointment of Healthcare Recoveries, Inc. as agent and attorney-in-fact for the Borrowers, Participating Sunsidiaries and the Participating Partnerships hereunder shall be coupled with an interest and be irrevocable so long as any Loan Document shall remain in effect. The Lender need not obtain the consent or approval of any Borrower, Participating Subsidiary or Participating Partnership for any act taken by Healthcare Recoveries, Inc. pursuant to any Loan Document, and all such acts shall bind and obligate the Borrowers, the Participating Subsidiaries and the Participating Partnerships, jointly and severally. Each Borrower, Participating Subsidiary and Participating Partnership forever waives and releases any claim (whether now or hereafter arising) against the Lender based on the lack of authority of Healthcare Recoveries, Inc. to act on behalf of any Borrower, Participating Subsidiary or Participating Partnership in connection with the Loan Documents.

        (d) The liability of each Participating Partnership with respect to the Credit Obligations shall be limited to an amount equal to its Partnership Liabilities. The liability of each Participating Subsidiary with respect to the Credit Obligations shall be limited to an amount equal to the greater of (i) $1.00 less than the greatest of (A) the Participating Subsidiary's Net Worth (as hereinafter defined) as of the end of the most recently concluded fiscal quarter of the Participating Subsidiary ended on or prior to the date the Participating Subsidiary became a Co-Borrower, (B) the highest Net Worth of the Participating Subsidiary at the end of any fiscal quarter ending after the Participating Subsidiary became a Borrower and prior to the earlier of the date of the commencement of a case under the United States Bankruptcy Code (the "Bankruptcy Code") involving the Participating Subsidiary or the date enforcement of this Agreement or any of the other Loan Documents is sought against the Participating Subsidiary, and (C) the Net Worth of the Participating Subsidiary at the earlier of the date of the commencement of a case under the Bankruptcy Code involving the Participating Subsidiary or the date enforcement of this Agreement or any of the other Loan Documents is sought against the Participating Subsidiary, or (ii) the amount that in a legal proceeding brought within the applicable limitations period is determined by the final, non-appealable order of a court having jurisdiction over the issue and the applicable parties to be the amount of value or benefit given by the Lender, or received by the Participating Subsidiary, in exchange for the obligations of the Participating Subsidiary under this Agreement and the other Loan Documents. As used in this subsection (e), "Net Worth" shall mean (x) the fair value of the property of the Participating Subsidiary from time to time (taking into consideration the value, if any, of rights of subrogation, contribution and indemnity), minus (y) the total liabilities of the Participating Subsidiary (including contingent liabilities [discounted in appropriate instances], but excluding liabilities of the Participating Subsidiary under this Agreement and the other Loan Documents) from time to time.

        (e) No Borrower will exercise any rights that it may acquire by way of subrogation under this Agreement or any of the other Loan Documents, by any payment made hereunder or under any of the other Loan Documents or otherwise, until all the Credit Obligations have been paid in full and this Agreement has been terminated and is no longer subject to reinstatement under the final sentence of Section 8.13. If any amount shall be paid to a Borrower on account of any such subrogation rights at any time when all of the Credit Obligations shall not have been paid in full and this Agreement terminated, such amount shall be held in trust for the benefit of the Lender and shall be paid forthwith to the Lender to be credited and applied upon the Credit Obligations, whether matured or unmatured, in accordance with the terms of the Loan Documents.

        SECTION 2.02. Advances. The Advances made by the Lender pursuant to each request for Advances shall be in an aggregate amount not less than $500,000 or a greater integral multiple of $100,000; provided, however, that a request for Advances may be in an amount of less than $500,000 if the difference between the Commitment Amount and the amount of the Loans then outstanding is less than $500,000. No more than ten Advances may be outstanding at any time. The maximum borrowing for each Advance will be limited to the Commitment Amount. Each request for Advances must be in writing (which may be by facsimile transmission) and must be received by the Lender not later than 10:00 a.m. Lender's Local Time, on the day on which the Advances are to be made, except that, if the Advances are to bear interest at the LIBOR-Based Rate, the request must be received by the Agent not later than 10:00 a.m., Lender's Local Time, three Business Days prior to the day on which the Advances are to be made. Each request for Advances shall be in the form attached hereto as Exhibit C ("Request for Advances or Interest Rate Election") and shall specify the aggregate amount of the Advances requested, the day as of which the Advances are to be made and the part or parts, if any, of the Advances that are to be received by and used by or for the benefit of Participating Partnerships and Participating Subsidiaries, specifying the part allocable to each Participating Partnership and Participating Subsidiary and shall provide the interest rate information called for in Section 3.02. All the Advances requested in a single Request for Advances or Interest Rate Election shall be subject to the same interest rate terms. The Lender shall make available the amount of the Advance to be made by it on such date to the Borrowers, by (a) depositing the proceeds thereof into an account with the Lender in the name of Healthcare Recoveries, Inc., acting in its capacity as agent for itself, the Borrowers and each of the Participating Subsidiaries and Participating Partnerships pursuant to Section 2.01(c) above. The Lender's obligation to make Advances shall terminate, if not sooner terminated pursuant to the provisions of this Agreement, 14 days prior to the Maturity Date. The Lender shall have no obligation to make Advances if a Default or an Event of Default has occurred and is continuing. Each Request for Advances shall be signed by an officer of the Borrowers designated as authorized to sign and submit Request for Advances in the documnets submitted to the Lender pursuant to Section 5.03(a) below. In lieu of delivering a written Request for Advances, Borrowers may give the Lender telephonic notice by the required time of the requested Advance under this
Section 2.02; provided that such notice shall be promptly confirmed in writing by delivery of a Request for Advances to the Lender on or before the date the Advances are to be made. Lender shall not incur any liability to the Borrowers in acting upon any telephonic notice referred to herein which the Lender believes in good faith to have been given by a duly authorized officer of the Borrowers. The Borrowers may, from time to time, by written notice to the Lender, terminate the authority of any person to submit Request for Advances, such termination of authority to become effective upon actual receipt by the Lender of such notice of termination. The Borrowers may from time to time authorize other persons to sign and submit Request for Advances by delivering to the Lender a certificate of the Secretary of the Borrowers certifying the incumbency and specimen signature of each such person. The Lender shall be entitled to rely conclusively upon the authority of any person so designated by the Borrowers.

        SECTION 2.03. Payments. All interest accrued at the Base Rate shall be payable on the first day of each successive July, October, January and April ("Quarterly Payment Date"), commencing on July 1, 1997; and all interest accrued on each LIBOR-Based Rate Segment shall be payable on the earlier of a Quarterly Payment Date or last day of the applicable LIBOR-Based Rate Period. The principal amount of the Advances outstanding shall be due and payable, together with accrued interest thereon, on the Maturity Date.

        SECTION 2.04.  Prepayment.

        (a) The Borrowers may at any time prepay all or any part of the Advances, without premium or penalty; provided, however, that (i) no LIBOR-Based Rate Segment may be prepaid during a LIBOR-Based Rate Period, and
(ii) the amount of any partial prepayment shall be in increments of $100,000. The Borrowers shall pay, on the date of prepayment, all interest accrued to the date of prepayment on any amount prepaid in connection with the prepayment in full of the Credit Obligations and the concurrent termination of this Agreement.

        (b) If at any time the principal amount of the Advances is greater than the Commitment Amount, the Borrowers shall immediately make a prepayment (notwithstanding the provisions of clause (a) of this section, but subject to the provisions of Section 3.07) on the Advances equal to the difference between said aggregate principal amount of the Advances and the Commitment Amount.

        SECTION 2.05.  Other Fees.

        (a) The Borrowers shall pay to the Lender on or before the Closing Date a nonrefundable closing fee in the amount of $25,000.

        (b) The Borrowers shall pay to the Lender an availability fee (the "Availability Fee") computed at the rate of one-quarter of one percent (.25%) per annum times the daily average difference between (i) the Commitment Amount and (ii) the sum of the aggregate outstanding principal amount of the Advances made by the Lender. The Availability Fee shall be payable in arrears on each Quarterly Payment Date, commencing on July 1, 1997, and on the Maturity Date. The Availability Fee shall be computed on an Actual/360 Basis.

        SECTION 2.06. Time, Place and Application of Payments. The Credit Obligations shall be payable to the Lender in Dollars on or before 11:00 a.m. (Lender's Local Time) on the date on which due, at the Principal Office, in immediately available funds, free and clear of any and all rights of setoff and counterclaim. Payments received by the Lender shall be applied first to expenses, fees and charges, then to accrued interest and finally to principal.


                           ARTICLE III


                            INTEREST

        SECTION 3.01. Applicable Interest Rates. The Borrowers shall have the option to elect to have any Segment bear interest at the Base Rate or the LIBOR-Based Rate. For any period of time and for any Segment with respect to which the Borrowers do not elect the LIBOR-Based Rate, such Segment shall bear interest at the Base Rate. The Borrowers' right to elect the LIBOR-Based Rate shall be subject to the following requirements: (a) each LIBOR-Based Rate Segment shall be in the amount of $500,000 or an integral multiple of $100,000 or more and in an integral multiple thereof, (b) each LIBOR-Based Rate Segment shall have a maturity selected by the Borrowers of one, two, three or six months, (c) no more than nine Segments may be outstanding at any time, and (d) no LIBOR-Based Rate Segment may have a maturity date later than the Maturity Date.

        SECTION 3.02. Procedure for Exercising Interest Rate Options. Health Care Recoveries, Inc., on behalf of itself and the other Borrowers, may elect to have a particular interest rate apply to a Segment by notifying the Lender in writing (which may be by facsimile transmission) not later than 10:00 a.m., Lender's Local Time, on the day on which a requested interest rate is to become-applicable, except that, if the Segment is to bear interest at the LIBOR-Based Rate, the notice must be received by the Lender not later than 10:00 a.m. Lender's Local Time, three Business Days before the day on which the requested interest rate is to become applicable. Any notice of interest rate election hereunder shall be irrevocable and shall be in the form of attached hereto as Exhibit C and shall set forth the following: (a) the amount of the Segment to which the requested interest rate will apply, (b) the date on which the selected interest rate will become applicable, (c) whether the interest rate selected is the Base Rate or the LIBOR-Based Rate and (d) if the interest rate selected is the LIBOR-Based Rate, the maturity selected for the LIBOR-Based Rate Period. On the day that the Lender receives a notice hereunder requesting that the LIBOR-Based Rate be applicable, the Lender shall use its best efforts to notify Health Care Recoveries, Inc. by telephone or by facsimile transmission of the applicable LIBOR-Based Rate as early on that day or the next Business Day as may be practical in the circumstances. The Lender shall not be required to provide the quote of the LIBOR-Based Rate on any day on which dealings in deposits in Dollars are not transacted in the London interbank market. If Health Care Recoveries, Inc. does not immediately accept the LIBOR-Based Rate quoted by the Lender, the Lender may, in view of changing market conditions, revise the quoted LIBOR-Based Rate at any time. No LIBOR-Based Rate shall be effective until mutually agreed upon by Health Care Recoveries, Inc. and the Lender. If the Lender and Health Care Recoveries, Inc. attempt to agree on the LIBOR-Based Rate but fail so to agree, or if there is any uncertainty as to whether or not the Lender and Health Care Recoveries, Inc. have agreed upon the LIBOR-Based Rate, interest shall accrue on the Segment for which the LIBOR-Based Rate has been selected at the then applicable Base Rate.

        SECTION 3.03. Base Rate. Each Segment subject to the Base Rate shall bear interest at the Base Rate until payment in full, or until the LIBOR-Based Rate is selected by the Borrowers and becomes applicable thereto, on the unpaid principal balance of such Segment on an Actual/360 Basis. Any change in the Base Rate caused by a change in the Prime Rate or the Federal Funds Effective Rate shall take effect on the effective date of such change in the Prime Rate designated by the Lender or the Federal Funds Effective Rate, without notice to the Borrowers and without any further action by the Lender. Upon and after the occurrence of an Event of Default, each Segment subject to the Base Rate shall bear interest from the date of such Event of Default until payment in full at a per annum rate (computed on an Actual/360 Basis) equal to two percent (2%) in excess of the Base Rate that would otherwise have been applicable. Notwithstanding the foregoing, for the purpose of enabling the Lender to send periodic billing statements in advance of each interest payment date reflecting the amount of interest payable on such interest payment date, the Prime Rate or Federal Funds Effective Rate in effect 15 days prior to each interest payment date shall be deemed to be the Prime Rate or the Federal Funds Effective Rate, as applicable, as continuing in effect until the date prior to such interest payment date for purposes of computing the amount of interest payable on such interest payment date. If the Lender elects to use the Prime Rate or the Federal Funds Effective Rate, as applicable, 15 days prior to the interest payment date for billing purposes, and if the Prime Rate or the

Federal Funds Effective Rate, as Effective Rate, as applicable, changes during such 15-day period, the difference between the amount of interest that in fact accrues during such period and the amount of interest actually paid will be added to or subtracted from, as the case may be, the interest otherwise payable in preparing the periodic billing statement for the next succeeding interest payment date. In determining the amount of interest payable at the Maturity Date or upon full prepayment of the Credit Obligations, all changes in the Prime Rate or the Federal Funds Effective Rate, as applicable, occurring on or prior to the day before the Maturity Date or the date of such full prepayment shall be taken into account.

        SECTION 3.04. LIBOR-Based Rate. Each LIBOR-Based Rate Segment shall bear interest from the date the LIBOR-Based Rate becomes applicable thereto until the end of the applicable LIBOR-Based Rate Period on the unpaid principal balance of such LIBOR-Based Rate Segment at the LIBOR-Based Rate on an Actual/360 Basis. Upon and after the occurrence of an Event of Default, each LIBOR-Based Rate Segment shall bear interest from the date of such Event of Default until payment in full at a per annum rate (computed on an Actual/360 Basis) equal to two percent (2) in excess of the LIBOR-Based Rate that would otherwise have been applicable.

        SECTION 3.05. Termination of LIBOR-Based Rate; Increase in LIBOR-Based Rate; Reduction of Return.

        (a) If at any time the Lender shall determine (which determination shall be final, conclusive and binding upon all parties) that:

                                  (i) by reason of any changes arising after
         Closing Date affecting the London interbank market or affecting the position of the Lender in such market, adequate and fair means do not exist for ascertaining the LIBOR-Based Rate by reference to the LIBOR Quote with respect to a LIBOR-Based Rate Segment; or

                             (ii) the continuation by the Lender of LIBOR-Based Rate Segments at the LIBOR-Based Rate or the funding thereof in the London interbank market would be unlawful by reason of any law, governmental rule, regulation, guidelines or order; or

                           (iii) the continuation by the Lender of LIBOR-Based Rate Segments at the LIBOR-Based Rate or the funding thereof in the London interbank market would be impracticable as a result of a contingency occurring after the Closing Date that materially and adversely affects the London interbank market;

then, and in any such event, the Lender shall on such date give notice (by telephone and confirmed in writing) to Health Care Recoveries, Inc. of such determination. The obligation of the Lender to make or maintain LIBOR-Based Rate Segments so affected or to permit interest to be computed thereon at the LIBOR-Based Rate, as the case may be, shall be terminated, and interest shall thereafter be computed on the affedted Segment or Segments at the then applicable Base Rate.

        (b) It is the intention of the parties hereto that the LIBOR-Based Rate shall accurately reflect the cost to the Lender of maintaining any LIBOR-Based Rate Segment during the applicable LIBOR-Based Rate Period. Accordingly, if by reason of any change after the date hereof in any applicable law or governmental rule, regulation or order (or any interpretation thereof and including the introduction of any new law, governmental rule, regulation, guideline or order), including any change in the LIBOR Reserve Requirement, the cost to Lender of maintaining any LIBOR- Based Rate Segment or funding the same by means of a London interbank market time deposit, as the case may be, shall increase, the LIBOR-Based Rate applicable to such LIBOR-Based Rate Segment shall be adjusted as necessary to reflect such change in cost to the Lender, effective as of the date on which such change in any applicable law, governmental rule, regulation, guideline or order becomes effective.

        (c) If the Lender shall have determined that the adoption after the Closing Date of any law, governmental rule, regulation, guideline or order regarding capital adequacy, or any change in any of the foregoing or in the interpretation or administration of any of the foregoing by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Lender (or any lending office of the Lender) or the Lender's holding company with any request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the Lender's capital or on the capital of the Lender's holding company, as a consequence of the Lender's obligations under this Agreement or the Advances made by the Lender pursuant hereto to a level below that which the Lender or the Lender's holding company could have achieved but for such adoption, change or compliance (taking into consideration the Lender's guidelines with respect to capital adequacy) by an amount deemed by the Lender to be material, then from time to time the Borrowers shall pay to the Lender such additional amount or amounts as will compensate the Lender or the Lender's holding company for any such reduction suffered.

         SECTION 3.06. Compensation. The Borrowers shall compensate the Lender for all losses, expenses and liabilities (including any interest paid by the Lender to lenders on funds borrowed by the Lender to make or carry any LIBOR-Based Rate Segment and any loss sustained by the Lender in connection with the re-employment of such funds), that the Lender may sustain: (a) if for any reason (other than a default by the Lender) following agreement between Health Care Recoveries, Inc. and the Lender as to the LIBOR-Based

Rate applicable to the LIBOR-Based Rate Segment, Health Care Recoveries, Inc. fails to accept such LIBOR-Based Rate Segment, (b) as a consequence of any authorized action taken or default by the Borrowers in the repayment of any LIBOR-Based Rate Segment when required by the terms of this Agreement, or (c) as a consequence of the prepayment of any LIBOR-Based Rate Segment pursuant to
Section 2.04. A certificate as to the amount of any additional amounts payable pursuant to this section or Section 3.05(c) (setting forth in reasonable detail the basis for requesting such amounts) submitted by the Lender to Health Care Recoveries, Inc. shall be conclusive, in the absence of manifest error. The Borrowers shall pay to the Lender the amount shown as due on any such certificate delivered by the Lender within 30 days after receipt of the same by Health Care Recoveries, Inc.



                           ARTICLE IV


                 REPRESENTATIONS AND WARRANTIES

         The Borrowers represent and warrant to the Lender as follows:

        SECTION 4.01. Organization, Powers, Existence. etc. Each Borrower and each Consolidated Entity is duly organized, validly existing and in good standing under the laws of the state in which it is incorporated or formed. Each Borrower and each Consolidated Entity (a) has the power and authority to own its properties and assets and to carry on its business as being conducted at the Closing Date, (b) has the power to execute, deliver and perform the Loan Documents to which it is a party, (c) is duly qualified to do business in each state in which it is required to be so qualified and with respect to which the failure to be so qualified would have a material adverse effect on its properties or business and (d) except as set forth in Schedule 4.01 hereto, has not done business under any other name, trade name or otherwise within the five years immediately preceding the Closing Date.

SECTION 4.02. Authorization of Borrowings, etc. The execution, delivery and performance of the Loan Documents by the Borrowers and the borrowings thereunder by the Borrowers (a) have been duly authorized by all requisite action (including any required shareholder action) and (b) will not violate any Governmental Requirement, the articles or certificate of incorporation or by-laws of the Borrowers, or any indenture, agreement or other instrument to which the Borrowers or any Consolidated Entity is a party, or by which the Borrowers or any Consolidated Entity or any of their respective properties and assets are bound, or be in conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under, any such indenture, agreement or other instrument, or result in the creation or position of any Lien upon any of the properties or assets of the Borrowers or any Consolidated Entity, except as required by the terms of this Agreement and the other Loan Documents.

        SECTION 4.03. Financial Condition. The Borrowers have furnished to the Lender a copy of the consolidated balance sheet and the Consolidated Entities as of March 31, 1997, and related consolidated statements of operations, stockholders' equity and cash flows, as of March 31, 1997. Such financial statements have been prepared in conformity with generally accepted accounting principles applied consistently throughout the period involved, are in accordance with the books and records of the Borrowers and the Consolidated Entities, are correct and complete and present fairly the financial condition, assets, liabilities and stockholders' equity of the Borrowers and the Consolidated Entities as of the date of such balance sheet, and the results of operations for the periods covered by such related statements, and, since March 31, 1997, no material adverse change in the financial condition, business or operations of the Borrowers or any of the Consolidated Entities has occurred. Neither the Borrowers nor any Consolidated Entity has any Liabilities, Guaranteed Obligations or other obligations or liabilities, direct or contingent, that are material in amount, other than the Liabilities reflected in such balance sheet and the notes thereto.

        SECTION 4.04. Taxes. The Borrowers and each Consolidated Entity has filed or caused to be filed all federal, state and local tax returns that are required to be filed and has paid all taxes as shown on said returns or on any assessment received by the Borrowers or any Consolidated Entity to the extent that such taxes have become due.

        SECTION 4.05. Litigation. Except as set forth in Schedule 4.05 hereto, there are no actions, suits or proceedings (whether or not purportedly on behalf of the Borrowers or any Consolidated Entity) pending or, to the best knowledge of the Borrowers, threatened against or affecting the Borrowers or any Consolidated Entity, at law or in equity, by or before any Governmental Authority that involve any of the transactions provided for in this Agreement or the possibility of any judgment or liability that may result in a material adverse change in the operations or financial condition of the Borrowers or any of the Consolidated Entities; and neither the Borrowers nor any Consolidated Entity is in default with respect to any material Governmental Requirement.

        SECTION 4.06. Agreements. Neither the Borrowers nor any Consolidated Entity is a party to any agreement or instrument, or subject to any charter, partnership agreement or other corporate or partnership restriction, that materially and adversely affects its business, properties or assets, operations or condition, financial or otherwise, or is in default in the performance, observance or fulfillment of any of the obligations contained in any agreement or instrument to which it is a party, which default could have a material adverse effect upon the operations or financial condition of the Borrowers or any of the Consolidated Entities.

        SECTION 4.07. Use of Proceeds. The Borrowers do not intend to use any part of the proceeds of the Advances to purchase or carry, or to reduce or retire or refinance any credit incurred to purchase or carry, any Margin Stock, or to extend credit to others for the purpose of purchasing or carrying any Margin Stock, or for any other purpose not permitted under Section 6.13.

        SECTION 4.08. ERISA. (a) The execution, delivery and performance of the Loan Documents will not involve any prohibited transaction within the meaning of ERISA or Section 4975 of the Internal Revenue Code, as amended, with respect to any employee benefit plan (as defined in Section 3(3) of ERISA) maintained by the Borrowers and each ERISA Affiliate, (b) as of the Closing Date the Borrowers and each ERISA Affiliate have fulfilled their respective obligations under the minimum funding standards imposed by ERISA and are in compliance in all material respects with the applicable provisions of ERISA, and (c) as of the Closing Date neither the Borrowers nor any of the ERISA Affiliates maintains any plan subject to Title IV of ERISA.

        SECTION 4.09. Investment Company Act. The Borrowers are not an "investment company," or a company "controlled" by an "investment company," as such terms are defined in the Investment Company Act of 1940, as amended.

        SECTION 4.10. Subsidiaries. The Borrowers have no direct or indirect equity ownership in any person other than Controlled Partnerships and Subsidiaries, all of which are either Participating Partnerships or Participating Subsidiaries, except for equity ownerships that constitute Permitted Investments. None of the Subsidiaries or Controlled Partnerships has any direct or indirect equity ownership in any person other than Consolidated Entities, except for equity ownerships that constitute Permitted Investments. The Stock of and the Partnership Interest in each Subsidiary and Controlled Partnership is free and clear of all Liens, warrants, options, rights to purchase and other interests of any person, except as set out in Schedule 2 hereto. All shares of Capital Stock of the Subsidiaries have been duly authorized and validly issued and are fully paid and non-assessable. All now-existing Subsidiaries and Controlled Partnerships are listed in Schedule
4.10 hereto.

        SECTION 4.11. Principal Place of Business. The principal place of business and chief executive office of the Borrowers is at their addresses shown in Schedule 4.11 and will not be changed from each such address unless, prior to such change, the Borrowers shall have notified the Lender of the proposed change, and in no event will the Borrowers' principal places of business or chief executive offices be located outside of Jefferson County, Kentucky.

        SECTION 4.12.  Environmental Laws.  Except as set forth in Schedule
4.12 hereto (a) the Borrowers and all Consolidated

Entities are in material compliance with all applicable Governmental Requirements relating to air, Borrowers nor any Consolidated Entity has ever caused or permitted any Hazardous Substance to be placed, held, located, released or disposed of in violation of any Governmental Requirement on, under or at any facility legally or beneficially owned by the Borrowers or any Consolidated Entity; (c) neither the Borrowers nor any Consolidated Entity has received notice that any Hazardous Substance has been placed, held, located, released or disposed of in violation of any Governmental Requirement on, under or at any facility or any other real property legally or beneficially owned, leased or operated by the Borrowers or any Consolidated Entity; (d) no facility or any other real property legally or beneficially owned, leased or operated by the Borrowers or any Consolidated Entity has ever been used by the Borrowers or any Consolidated Entity as a dump site or permanent or temporary storage site, in violation of any Governmental Requirement, for any Hazardous Substance; and
(e) neither the Borrowers nor any Consolidated Entity has any Liabilities with respect to Hazardous Substances, and no facts or circumstances exist that could give rise to any such Liabilities. None of the matters set forth in the documents listed in Schedule 4.12 individually or in the aggregate, has caused or will cause a material adverse change in the financial condition, business or affairs of the Borrowers and the Consolidated Entities.

        SECTION 4.13. Licenses. All material certificates of need, licenses, permits, accreditation and approvals required by all Governmental Authorities necessary in order for the Borrowers to conduct its business have been obtained and are in full force and effect.

        SECTION 4.14. Title to Properties. The Borrowers and the Consolidated Entities have good and marketable title to all their properties and assets, and all such properties and assets are free and clear of all Liens, other than Permitted Encumbrances and except as otherwise permitted or required by the provisions of the Loan Documents.

        SECTION 4.15. Enforceability. This Agreement and each of the other Loan Documents, when duly executed and delivered by the Borrowers in accordance with the provisions of this Agreement, will constitute the legal, valid and binding, joint and several, obligations of the Borrowers, enforceable in accordance with their respective terms, subject to the effect of bankruptcy, insolvency, reorganization, receivership, moratorium and similar laws affecting the rights and remedies of creditors generally.


                 SECTION 4.16. Consents, Registrations, Approvals. etc. No registration with or consent or approval of, or other action by, any Governmental Authority is required for the execution, delivery and performance of this Agreement or the other Loan Documents, or the borrowings under this Agreement, by the Borrowers.

        SECTION 4.17. Solvency. The Borrowers is Solvent, and the Borrowers will not, as a result of the transactions provided for herein (i) become not Solvent, (ii) be left with unreasonably small capital, (iii) incur debts beyond its ability to pay them as they mature or (iv) have Liabilities (including reasonable contingencies) in excess of the fair saleable value of its assets.

        SECTION 4.18. Compliance with Laws. The Borrowers and all Consolidated Entities are in material compliance with all applicable Governmental Requirements, other than Governmental Requirements covered by
Section 4.12.

        SECTION 4.19. Disclosure. To the best knowledge of the Borrowers, no financial statement, document, certificate or other written communication furnished to the Lender by or on behalf of the Borrowers in connection with any Loan Document contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading. There is no fact known to the Borrowers that materially adversely affects the business or condition of the Borrowers or any Consolidated Entity that has not been disclosed herein or in such financial statements, other than economic trends or other factors that affect or may affect the health care industry as a whole.

        SECTION 4.20. Consummation of Initial Public Offering. Health Care Recoveries, Inc. shall have closed on the sale of its common stock in its initial public offering. As of the time immediately preceding the consummation of the initial public offering of stock of Health Care Recoveries, Inc., the Borrowers shall have had a Net Worth of at least $500,000.

                                   ARTICLE V

                         CONDITIONS OF MAKING ADVANCES

        The Lender's obligation to make each Advance hereunder are each subject to the following conditions precedent:

        SECTION 5.01. Representations and Warranties. On the date of each Advance hereunder, and on the date the Borrowers presents to the Lender each Request for Advances, the representations and warranties set forth in this Agreement and in all other Loan Documents shall be true and correct in all material respects on and as of each such date with the same effect as though such representations and warranties had been made on the date of the Advance or on the date the Borrowers presents to the Lender a Request for Advances. Each such warranty and representation shall be deemed to be continuing in effect so long as this Agreement remains in effect. The presentation by the Borrowers of each Request for Ad-vances shall constitute a representation and warranty by the Borrowers to the Lender that no material adverse change in the financial condition of the Borrowers and the Consolidated Entities, as reflected in the financial statements referred to in Section 4.03 and each financial statement submitted by the Borrowers pursuant to Section 4.03 has occurred since the date of such financial statements.

        SECTION 5.02. No Default. On the date of each Advance hereunder, the Borrowers shall be in compliance with all the terms and conditions set forth in this Agreement on their part to be observed or performed, and no Default or Event of Default shall have occurred and be continuing. The presentation by the Borrowers of each Request for Advances shall constitute a representation and warranty by the Borrowers to the Lender that no Default or Event of Default has occurred and is continuing.

        SECTION 5.03.  Supporting Documents.

        (a) The Lender shall have received on the Closing Date (i) a copy of resolutions of the Board of Directors of the Borrowers, certified as in full force and effect on the Closing Date by the Secretary of the Borrowers, authorizing the execution, delivery and performance of the Loan Documents and authorizing designated officers of the Borrowers to execute and deliver the Loan Documents on behalf of the Borrowers and to execute and deliver to the Lender Requests for Advances; (ii) a certificate of the Secretary of the Borrowers, dated the Closing Date, certifying the incumbency and specimen signatures of the designated officers referred to in clause (i) above; (iii) a copy of the Certificate of Incorporation and By-laws of the Borrowers, certified as true and correct on and as of the date on which Loan Documents are executed and delivered; (iv) Opinion of Counsel to the Borrowers in substantially the same form as attached hereto as Exhibit D; (v) Certificate of the Secretary of Healthcare Recoveries, Inc., and copies of Cross- Receipts evidencing that Healthcare Recoveries, Inc., has closed on the sale of its common stock in its initial public offering; and (vi) such additional supporting documents as the Lender may request.

        (b) The Lender shall also have received on or before the date on which a Subsidiary becomes a Participating Subsidiary (i) a copy of resolutions of the Board of Directors and, if necessary, the shareholders of such Subsidiary certified as in full force and effect on the date thereof by the Secretary of such Subsidiary, authorizing such Subsidiary's execution, delivery and performance of, the Loan Documents and all other agreements and instruments that this Agreement requires to be executed, delivered and performed by such Subsidiary; (ii) a copy of the Certificate of Incorporation or Articles of Incorporation, as the case may be, and By-laws of such Subsidiary, certified as true and correct on and as of the date on which loan documents are executed and delivered by such Subsidiary; (iii) certificates of good standing with respect to such Subsidiary from the appropriate Governmental Authorities in the jurisdiction under the laws of which such Subsidiary is incorporated; (iv) an Opinion of Counsel to such Subsidiary consistent with the form of the Opinions of Counsel to the Borrowers delivered pursuant to subsection (a) of this
Section 5.03 (with such changes therein as are appropriate in the circumstances) as to the execution and delivery by such Subsidiary of the Loan Documents and other matters related thereto; (v) fully executed copies of all Loan Documents that this Agreement requires to be executed or delivered (or both) by such Subsidiary (including a fully executed Assumption Agreement, in the case of any Subsidiary that becomes a Participating Subsidiary after the Closing Date); and (vi) such additional supporting documents as the Lender or its counsel may request.

        (c) The Lender shall also have received on or before the date on which a Controlled Partnership becomes a Participating Partnership (i) a copy of the partnership agreement (and a copy of the relevant certificate of limited partnership, if such Controlled Partnership is a limited partnership) under which such Controlled Partnership was formed, certified as true and correct on and as of the date of which Loan Documents are executed and delivered by such Controlled Partnership; (ii) if such Controlled Partnership is a limited partnership, certificates of good standing from the appropriate Governmental Authorities in the jurisdiction under the laws of which such Controlled Partnership was formed; (iii) an Opinion of Counsel to such Controlled Partnership consistent with the form of the Opinion of Counsel to the Borrowers delivered pursuant to subsection (a) of this Section 5.03 (with such changes therein as are appropriate in the circumstances) as to the execution and delivery by such Controlled Partnership of the Loan Documents and other matters related thereto; (iv) fully executed copies of all Loan Documents that this Agreement requires to be executed or delivered (or both) by such Controlled Partnership (including a fully executed Assumption Agreement; and (v) such additional supporting documents as the Lender may request.

        (d) All documents delivered to the Lender under this Section 5.03 shall be in form and substance satisfactory to the Lender and its counsel.

        SECTION 5.04. No Liens. On the date of each advance, the Borrowers should have good and marketable title to all their properties and assets (which includes all accounts maintained with the Lender), and all such properties and assets shall be free and clear of all liens, other than Permitted Encumbrances and except as otherwise permitted or required by the provisions of the Loan Documents.

                           ARTICLE VI


                     COVENANTS OF BORROWERS

        The Borrowers covenant and agree that, from the Closing Date until payment in full of the Credit Obligations and the termination in writing of this Agreement, except to the extent the Lender may otherwise agree in writing:

        SECTION 6.01. Existence, Properties, etc. The Borrowers shall, and (to the extent of its right to do so) shall cause each other Consolidated Entity to (a) do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights and franchises and comply with all Governmental Requirements applicable to it and (b) at all times maintain, preserve and protect all franchises and trade names and preserve all of its property used or useful in the conduct of its business and keep the same in good repair, working order and condition, and from time to time make, or cause to be made, all needful and proper repairs, renewals and replacements, betterments and improvements thereto, so that the business carried on in connection therewith may be properly and advantageously conducted at all times; and at all times keep its insurable properties adequately insured and maintain
(i) insurance on its properties to such extent and against such risks, including fire, as is customary with companies the same or a similar business,
(ii) necessary workmen's compensation insurance and (iii) such other insurance (including liability insurance) as may be required by law or as may otherwise be customarily maintained by companies in the same or a similar business.

        SECTION 6.02. Payment of Indebtedness, Taxes, etc. The Borrowers shall, and (to the extent of its right to do so) shall cause each other Consolidated Entity to (a) pay its Liabilities in accordance with normal terms and (b) pay and discharge or cause to be paid and discharged promptly all taxes, assessments and other charges or levies of Governmental Authorities imposed upon it or upon its income and profits or upon any of its properties, real, personal or mixed before the same shall become in default, as well as all lawful claims for labor, materials and supplies or otherwise, which, if unpaid, might become a Lien upon such properties or any part thereof; provided, however, that the Borrowers and the other Consolidated Entities shall not be required to pay and discharge or cause to be paid and discharged any such tax, assessment, charge, levy or claim so long as the validity thereof shall be duly pursued and contested in good faith by appropriate proceedings and the Borrowers and the other Consolidated Entities shall maintain adequate reserves for such taxes, assessments, charges or levies during the pendency of such proceedings.

                 SECTION 6.03.  Financial Statements, Reports, etc.

                 The Borrowers shall furnish and deliver to the Lender:

         (1) not later than 30 days after the end of each month that is not the end of a fiscal quarter and not later than 45 days after the end of each month that is the end of a fiscal quarter, a balance sheet and a statement of revenues and expenses of the Borrowers and its Consolidated Entities on a consolidated and consolidating basis for such month and for the period beginning on the first day of the fiscal year and ending on the last day of such month and certified by the President, chief financial officer or chief accounting officer of the Borrowers, and such other information and documentation contained in a sample delivered by the Borrowers to the Lender prior to the Closing Date);

         (2) not later than 120 days after the end of each fiscal year, financial statements (including a balance sheet, a statement of operations, a statement of changes in stockholders' equity and a statement of cash flows) of the Borrowers and its Consolidated Entities on a consolidated basis (including consolidating entries) for such fiscal year in sufficient detail to indicate the Borrowers' and each other Consolidated Entity's compliance with the financial covenants set forth in this Article, together with statements in comparative form for the preceding fiscal year, and accompanied by an opinion of certified public accountants acceptable to the Lender, which opinion shall state in effect that such financial statements (A) were audited using generally accepted auditing standards, (B) were prepared in accordance with generally accepted accounting principles applied on a consistent basis, and (C) present fairly the financial condition and results of operations of the Borrowers and its Consolidated Entities for the periods covered;

         (3) not later than 45 days after the end of each fiscal quarter, a compliance certificate duly executed by the President, chief financial officer or chief accounting officer of the Borrowers in a form acceptable to the Lender ("Compliance Certificate");

         (4) promptly upon receipt thereof, copies of all reports, management letters and other documents submitted to the Borrowers or any other Consolidated Entity by independent accountants in connection with any annual or interim audit of the books of the Borrowers or other Consolidated Entity made by such accountants;

         (5) contemporaneously with the distribution thereof to the stockholders or partners of the Borrowers or other Consolidated Entity (or the filing thereof with the Securities and Exchange Commission), as the case may be, copies of all statements, reports, notices and filings distributed by the Borrowers or other Consolidated Entity to its stockholders or partners (or filed with the

Securities and Exchange Commission, including reports on SEC Forms l0-K, l0-Q and 8-k);

         (6) promptly after the Borrowers know or have reason to know of the occurrence of any "reportable event" under Section 4043 of ERISA applicable to the Borrowers or other ERISA Affiliate, a certificate of the president or chief financial officer of the Borrowers setting forth the details as to such "reportable event" and the action that the Borrowers or other ERISA Affiliate has taken or will take with respect thereto, and promptly after the filing or receiving thereof, copies of all reports and notices respecting such reportable event that the Borrowers or other ERISA Affiliate files under ERISA with the Internal Revenue Service, the Pension Benefit Guaranty Corporation or the United States Department of Labor;

         (7) promptly after the Borrowers or any other Consolidated Entity becomes aware of the commencement thereof, notice of any investigation, action, suit or proceeding before any Governmental Authority involving the condemnation or taking under the power of eminent domain of any of its property or the revocation or suspension of any permit, license, certificate of need or other Governmental Requirement;

         (8) within ten (10) days of the receipt by the Borrowers or any other Consolidated Entity, copies of (A) all notices of default or breach under any subrogation and recovery services agreement; and (B) all other material notices of noncompliance, adverse reports issued by any Governmental Authority or private insurance company pursuant to a subrogation and recovery services agreement, which, if not promptly complied with or cured, could result in the suspension or forfeiture of any license or certification, necessary for the Borrowers to carry on its business as then conducted or the termination of any subrogation and recovery services agreement;

         (9) on the Closing Date and at any time the Lender requests, copies of certificates of insurance issued by the insurers for all insurance maintained by the Borrowers and its Consolidated Entities and, if the Lender shall so request, copies of the policies providing such insurance; provided, however, the Borrowers shall promptly notify the Lender of any material change in insurance coverages; and

         (10) as soon as practicable, such other information regarding the business affairs, financial condition or operations of the Borrowers or its Consolidated Entities (including a detailed listing of subrogation and recovery services agreements and a summary aging of accounts receivable of the Borrowers and its Consolidated Entities) as the Lender shall request from time to time or at any time.

        The Lender shall have no obligation to make Advances if at any time at which the Borrowers is delinquent in the preparation and delivery of any of the items described above, whether or not such delinquency constitutes an Event of Default.

        SECTION 6.04. Litigation Notice. The Borrowers shall, immediately, and in no event later than ten (10) days, after the same shall have become known to any officer of the Borrowers, notify the Lender in writing of any action, suit or proceeding at law or in equity or by or before any Governmental Authority that, if adversely determined, might impair the ability of the Borrowers or any other Consolidated Entity to perform its obligations under this Agreement or any other loan Document or the ability of the Borrowers or other Consolidated Entity to carry on its business substantially as now conducted, or might materially and adversely affect the business, operations, properties and assets or condition, financial or other, of the Borrowers or other Consolidated Entity.

        SECTION 6.05. Default Notice. Immediately, and in no event later than three (3) days, after the Borrowers or any officer of the Borrowers becomes aware of the existence of an Event of Default under any of the Loan Documents or an event of default under any instrument evidencing or securing any other indebtedness or contingent liability of the Borrowers or any Consolidated Entity, or the occurrence and continuation of any event that, with notice or lapse of time or both, would constitute an Event of Default under any of the Loan Documents or an event of default under any instrument evidencing or securing any other indebtedness or contingent liability of the Borrowers or any Consolidated Entity, if the aggregate amount of indebtedness involved in all such instruments in default exceeds $150,000, the Borrowers will deliver to the Lender a written notice specifying the nature and period of existence thereof and the action being taken and proposed to be taken with respect thereto.

        SECTION 6.06. Further Assurances. The Borrowers shall at their cost and expense, upon the request of the Lender, duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts as may be necessary or proper in the opinion of the Lender or its counsel to carry out more effectively the provisions and purposes of the Loan Documents.

        SECTION 6.07. Insurance. The Borrowers and each Consolidated Entity shall at all times maintain in force, and pay all premiums and costs related to, insurance coverages comparable to the coverages reviewed by the Lender prior to the Closing Date and any other coverages required under applicable Governmental Requirements.

        SECTION 6.08. Cash Deposits. All cash of the Borrowers (excluding deposits in transit) shall be consolidated no less frequently than once a week in an account or accounts maintained with the Lender.

        SECTION 6.09. Covenants Regarding Financial Condition. Except as otherwise expressly provided in this Section 6.09, the Borrowers shall also cause and require each of the Consolidated Entities to observe and perform each of the covenants and agreements of this section to be observed and performed by the Borrowers, whether or not a specific reference is made to the Consolidated Entities in each such covenant.

        The Borrowers covenant and agree that:

        (1) Minimum Net Worth. Net Worth shall not at any time be less than the sum of (A) the Net Worth of the Borrowers on the Closing Date plus (B) 80% of Consolidated Net Income (if positive), after taxes, for the period from closing through the date of determination, determined on a quarterly basis, plus (C) the aggregate amount of all increases, if any, in its capital accounts resulting from the issuance of capital stock or other securities properly classified as equity in accordance with generally accepted accounting principles from closing through the date of determination.

        (2) Interest Coverage Ratio. The ratio of (A) Consolidated Net Income plus Interest Expense and income taxes for the immediately preceding period of four (4) consecutive quarters to (B) Interest Expense for the Borrowers and the Consolidated Entities on a consolidated basis for such period shall not at any time be less than 2.25 to 1.0.

        (3) Capital Expenditures. The Borrowers and the Consolidated Entities on a consolidated basis may, without the necessity for obtaining the consent of the Lender, make in the aggregate in any consecutive 12-month period Capital Expenditures that do not exceed $2,000,000.

        (4) Debt. The Borrowers and the Consolidated Entities on a consolidated basis will not incur, create, assume or permit to exist, or otherwise be or become liable with respect to, any Debt other than (A) the Credit Obligations and Debt reflected on the Borrowers' consolidated balance sheet as of March 31, 1997, delivered to the Lender after the Closing Date (other than Debt to be paid with the proceeds of Advances), and (B) Debt arising under the endorsement of negotiable instruments in the ordinary course of business for collection.

        (5) Investments and Loans. The Borrowers and the Consolidated Entities on a consolidated basis will not, directly or indirectly, purchase or otherwise acquire any stock, security, obligation or evidence of indebtedness of, make any capital contribution to, own any equity interest in, or make any loan or advance to, any other person; provided, however, that it may make loans to its employees in the aggregate amount outstanding at any time not to exceed $100,000 and hold (A) all Stock of Partnership Interests in the persons that constitute Consolidated Entities on the Closing Date; (B) Stock of, Partnership Interests in, and assets of, Participating Partnerships and Participating Subsidiaries acquired subsequent to the Closing Date with the approval of the Lender; and (C) Permitted Investments.

        (6) Disposition of Assets; Merger. The Borrowers and the Consolidated Entities on a consolidated basis will not (A) sell, lease, transfer, swap, exchange or otherwise dispose of, in a single transaction or a series of related transactions, all or substantially all of its business or assets; or (B) liquidate, wind up or dissolve, or enter into any consolidation, merger, syndication or other combination or engage in any other reorganization or recapitalization; provided, however, that (i) any Consolidated Entity hereafter created or acquired may sell, lease, transfer or otherwise dispose of all or any portion of its business or assets to the Borrowers or any other Consolidated Entity or Consolidated Entities or merge into or consolidate with the Borrowers or one or more other Consolidated Entities, so long as the entity to which such business or assets are sold, leased, transferred or disposed of or which survives or results from any such merger or consolidation is the Borrowers, a Participating Subsidiary or a Participating Partnership; and (ii) any Consolidated Entity, whether now existing or hereafter created or acquired (the "Transferring Consolidated Entity") may sell, lease, transfer or otherwise dispose of all or any portion of its business or assets to, or merge into, the Borrowers or any other Consolidated Entity that directly or indirectly controls the Transferring Consolidated Entity. The Borrowers may sell, lease, transfer or otherwise dispose of furniture, fixtures and equipment in an amount not to exceed $250,000 in any twelve month period.

        (7) Liens. The Borrowers will not, and will not permit any Consolidated Entity to, incur, create, assume or permit to exist any Lien upon any of its accounts receivable, contract rights, chattel paper, inventory, equipment, instruments, documents, general intangibles or other personal or real property of any character, whether now owned or hereafter acquired, other than Liens that constitute Permitted Encumbrances.

        (8) Dividends and Distributions of Consolidated Entities. The Borrowers will not permit any Consolidated Entity to be or become subject to any restriction on the ability of such Consolidated Entity to pay dividends or to make partnership distributions.

        (9) Restricted Payments. The Borrowers will not, directly or indirectly, declare, pay any dividend, or make any distribution, of any kind or character (whether in cash, property or securities) on or with respect to any class of its Capital Stock now or hereafter outstanding or to the holders of any class of its Capital Stock now or hereafter outstanding (including pursuant to a merger or consolidation of the Borrowers, but excluding any dividends or distributions payable solely in shares of its Common

Stock), or apply, or permit any Consolidated Entity to apply, any of its funds, property or assets to the purchase, redemption or other retirement of any class of the Borrowers' Capital Stock, now or hereafter outstanding.

        (10) Material Adverse Change. The Borrowers will not permit a material adverse change in the financial condition (as reflected in the financial statements referred to in Section 4.03 since the date of such financial statements), business or operations of the Borrowers or any of the Consolidated Entities to occur.

        SECTION 6.10. Continuation of Current Business. Neither the Borrowers nor any other Consolidated Entity will change its primary business of providing health care subrogation and other recovery services under contract. Notwithstanding the foregoing, nothing contained in this Section 6.10 shall prohibit the Borrowers or any Consolidated Entity from acquiring any health care business so long as, after giving effect to such Acquisition, not less than 90% of the net operating revenues of the Borrowers and the Consolidated Entities on a consolidated basis can reasonably be expected to be derived from providing health care subrogation and recovery services.

        SECTION 6.11. Management Contracts. Neither the Borrowers nor any other Consolidated Entity will enter into any agreement whereby the management, supervision or control of its business as a whole shall be delegated to or placed in any persons other than its governing body and officers, the Borrowers or a Consolidated Entity.

        SECTION 6.12. Cooperation; Inspection of Properties. The Borrowers shall, and shall cause the Consolidated Entities to, permit the Lender and its representatives to inspect the Borrowers' and the Consolidated Entities' properties and assets, and to inspect, review and audit the Borrowers' and the Consolidated Entities' books and records from time to time and at any time.

        SECTION 6.13. Use of Proceeds. The Borrowers shall use the proceeds of Advances exclusively to provide financing for general corporate and other capital needs for expenditures or Acquisitions, or both. None of the proceeds of the Advances shall be used to purchase or carry, or to reduce or retire or refinance any credit incurred to purchase or carry, any Margin Stock, or to extend credit to others for the purpose of purchasing or carrying any Margin Stock. If requested by the Lender, the Borrowers will complete and sign Part I of a copy of Federal Reserve Form U-1 referred to in Regulation U and deliver such copy to the Lender.

        SECTION 6.14. Additional Consolidated Entities. The Borrowers will cause each Consolidated Entity that is hereafter acquired or created, promptly (but in no event more than 30 days) after such Consolidated Entity is acquired or created, to become a

Participating Subsidiary or Participating Partnership by execution of an Assumption Agreement, and all other documents necessary to cause it to become jointly and severally liable for the Credit Obligations (subject to the limitations provided in the Assumption Agreement).

        SECTION 6.15. Sale of Receivables. Neither the Borrowers nor any other Consolidated Entity will sell, assign or discount, or grant or permit to exist any Lien on, any of its accounts receivable or any promissory note held by it, with or without recourse, other than the discount of notes in the ordinary course of business for collection, and Liens in favor of the Lender.

        SECTION 6.16. Transactions with Affiliates. Neither the Borrowers nor any other Consolidated Entity will, directly or indirectly, enter into any lease or other transaction with any Affiliate (other than the Borrowers or another Consolidated Entity) on terms that are less favorable to the Borrowers or Consolidated Entity entering into such lease or other transaction than those that might be obtained at the time from persons who are not Affiliates of the Borrowers or other Consolidated Entity.

        SECTION 6.17. Non-Scheduled Redemption of Preferred Stock, etc. The Borrowers will not (a) give any notice of election to redeem the outstanding shares of its preferred stock or make or permit to be made any dividend on account of, or repurchase, redeem or otherwise retire (whether at the option of the holder or otherwise), or make or permit to be made any other payment of any nature with respect to any of the preferred stock.



                                 ARTICLE VII

                       EVENTS OF DEFAULT AND REMEDIES

        SECTION 7.01. Events of Default. The following shall constitute Events of Default under this Agreement:

         (a) the Borrowers shall fail to pay when due any principal or interest payable under the terms of the Note or any other amount payable under this Agreement or any other of the Credit Obligations or any other amount owed to the Lender or in connection with any of the Loan Documents; or

         (b) the Borrowers shall default in the observance or performance of any provision in Sections 6.09, 6.10, 6.11, 6.13, 6.14, 6.15, 6.16, or 6.17;
or

         (c) the Borrowers shall default in the performance or observance of any provision of this Agreement, except those covered by clauses (a) and (b) above, and shall not cure such default within 30 days after the first to occur of (i) the date the Lender gives written or telephonic notice of the default to the Borrowers or (ii) the date the Borrowers otherwise has actual notice thereof; or

         (d) the Lender shall determine that any statement, certification, representation or warranty contained herein, or in any of the other Loan Documents or in any report, financial statement, certificate or other instrument delivered to the Lender by or on behalf of the Borrowers, was misleading or untrue in any material respect at the time it was made; or

        (e) default shall be made with respect to any Debt or obligations (other than the Credit Obligations) of the Borrowers or of any other Consolidated Entity to the Lender, and the Borrowers or other Consolidated Entity or Affiliate shall not cure such default within 30 days (including any days of grace available under the documents with respect to which such Debt or obligations were incurred) after the first to occur of (i) the date the Lender gives written or telephonic notice of the default to the Borrowers or (ii) the date the Borrowers otherwise has actual notice thereof; or

         (f) default shall be made with respect to any Debt (other than Debt to the Lender) of the Borrowers or of any other Consolidated Entity when due or the performance of any other obligation incurred in connection with any Debt of the Borrowers or other Consolidated Entity, if the effect of such default is to accelerate the maturity of such Debt or to permit the holder thereof to cause such Debt to become due prior to its stated maturity, or any such Debt shall not be paid when due, if the aggregate amount of all such Debt involved exceeds $150,000; or

         (g) an Event of Default, as therein defined, shall occur under any of the other Loan Documents; or

         (h) the Borrowers or any other Consolidated Entity shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or other custodian of it or any of its properties or assets, (ii) fail or admit in writing its inability to pay its debts generally as they become due, (iii) make a general assignment for the benefit of creditors, (iv) suffer or permit an order for relief to be entered against it in any proceeding under the federal Bankruptcy Code, or (v) file a voluntary petition in bankruptcy, or a petition or an answer seeking an arrangement with creditors or seeking to take advantage of any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation law or statute, or an answer admitting the material allegations of a petition filed against it in any proceeding under any such law or statute, or if corporate or partnership action shall be taken by the Borrowers or any other Consolidated Entity for the purpose of effecting any of the foregoing; or

         (i) a petition shall be filed, without the application, approval or consent of the Borrowers or any other Consolidated Entity, in any court of competent jurisdiction, seeking bankruptcy, reorganization, rearrangement, dissolution or liquidation of the Borrowers or other Consolidated Entity or of all or a substantial part of the properties or assets of the Borrowers or other Consolidated Entity, or seeking any other relief under any law or statute of the type referred to in clause (v) of paragraph (h) above against the Borrowers or other Consolidated Entity, or the appointment of a receiver, trustee, liquidator or other custodian of the Borrowers or any other Consolidated Entity or of all or a substantial part of the properties or assets of the Borrowers or any other Consolidated Entity, and such petition shall not have been dismissed within 30 days after the filing thereof; or

         (j) any final judgment for the payment of money shall be rendered against the Borrowers or any other Consolidated Entity and the same shall remain undischarged for a period of 30 days during which execution shall not be effectively stayed, unless such judgment is adequately covered by valid and collectible insurance, which coverage is approved by the Lender; or

         (k) there shall occur the insolvency, dissolution, liquidation or suspension of business of the Borrowers or any other Consolidated Entity or the issuance of a writ of execution, attachment or garnishment against the assets of the Borrowers or any other Consolidated Entity, and such writ of execution, attachment or garnishment shall not be dismissed, discharged or quashed within 30 days of issuance; or

         (l) the Borrowers or any other Consolidated Entity shall default under any agreement material to the operation of its business as conducted on the Closing Date or proposed to be conducted;

         (m) either (i) any person or any persons, other than persons holding capital stock or options on the capital stock of either Borrower on the date hereof, acting together that would constitute a "group" (a "Group") for purposes of Section 13(d) of the Exchange Act, or any successor provision thereto, together with any Affiliates or Related Persons thereof, other than any trust for the employee stock ownership plans of the Borrowers or any of the Consolidated Entities, shall beneficially own (as defined in Rule 13d-3 of the Exchange Act or any successor provision thereto) at least 50% of the aggregate voting power of all classes of Voting Stock of the Borrowers; or (ii) any person or Group, together with any Affiliates or Related Persons thereof, shall succeed in having its or their nominees elected to the Board of Directors of the Borrowers such that such nominees, when added to any existing directors remaining on the Board of Directors of the Borrowers after such election who is an Affiliate or Related Person of such person or Group, shall constitute a majority of the Board of Directors of the Borrowers; or

         (n) enactment of health care reform legislation that has, in the opinion of the Lender, an adverse effect on the collection of (or reduce the ability to collect) the amounts under the Contracts entered into prior to the date of such health care reform legislation.

        SECTION 7.02. Remedies. Upon the occurrence of an Event of Default and at any time thereafter, if such Event of Default shall then be continuing:

         (a) either or both of the following actions shall be taken by the Lender, at its sole option: (i) the Lender shall terminate any obligation to make further Advances, whereupon the obligation of the Lender to make further Advances hereunder shall terminate immediately, and/or (ii) the Lender shall declare by notice to the Borrowers any or all of the Credit Obligations to be immediately due and payable, and the same, including all interest accrued thereon and all other obligations of the Borrowers to the Lender, shall forthwith become immediately due and payable without presentment, demand, protest, notice or other formality of any kind, all of which are hereby expressly waived, anything contained herein or in any instrument evidencing the Credit Obligations to the contrary notwithstanding; provided, however, that notwithstanding the above, if there shall occur an Event of Default under clause (h) or (i) of Section 7.01, then the obligation of the Lender to lend hereunder shall automatically terminate and any and all of the Credit Obligations shall be immediately due and payable without the necessity of any action by the Lender or notice to the Lender; and

         (b) the Lender may exercise any and all rights and remedies available to the Lender under the Loan Documents and applicable law.

        SECTION 7.03. No Election of Remedies. In case any one or more Events of Default shall occur and be continuing, the Lender may proceed to protect and enforce its rights or remedies either by suit in equity or by action at law, or both, whether for the specific performance of any covenant, agreement or other provision contained herein or in any other Loan Document, or to enforce the payment of the Credit Obligations or any other legal or equitable right or remedy.

        SECTION 7.04. Rights Cumulative. No right or remedy herein conferred upon the Lender is intended to be exclusive of any other rights or remedies contained herein or in any other Loan Document, and every such right or remedy shall be cumulative and shall be in addition to every other such right or remedy contained herein and therein or now or hereafter existing at law or in equity or by statute or otherwise.

        SECTION 7.05. Allocation of Proceeds. If an Event of Default has occurred and is continuing, and the maturity of the Note has been accelerated pursuant to Section 7.02, all payments received by the Lender hereunder with respect to any principal of or interest on the Credit Obligations or any other amounts payable by the Borrowers hereunder shall be applied by the Lender in the following order:

         (i)    amounts due to the Lender pursuant to Section 2.05(b);

        (ii)    payments of interest, to be applied in accordance with
Section 2.09;

       (iii) payments of principal, to be applied in accordance with Section 2.09; and

        (iv) payments of all other amounts due under this Agreement, if any, to be applied in accordance with the outstanding principal balance of the Lender's Loans.

                                ARTICLE VIII

                                MISCELLANEOUS

        SECTION 8.01.  Notices.

        (a) Any request, demand, authorization, direction, notice, consent, waiver or other document provided or permitted by this Agreement or the other Loan Documents to be made upon, given or furnished to, or filed with, the Borrowers or the Lender must (except as otherwise provided in this Agreement or the other Loan Documents) be in writing and be delivered by one of the following means: (1) by personal delivery at the hand delivery address specified below, (2) by first-class, registered or certified mail, postage prepaid and addressed as specified below, or (3) if facsimile transmission facilities for such party are identified below or pursuant to a separate notice from such party, sent by facsimile transmission to the number specified below or in such notice.

        (b) The hand delivery address, mailing address and (if applicable) facsimile transmission number for receipt of notice or other documents by such parties are as follows:

        If to the Borrowers at:

                 1400 Watterson Tower
                 Louisville, Kentucky 40218
                 Attn:  Douglas R. Sharps, Esq.
                        Executive Vice President-Finance
                        and Administration, Chief Financial
                        Officer and Secretary
                 Facsimile:  (502) 454-1350

        If to the Lender at:

                 101 South Fifth Street
                 Louisville, Kentucky  40202
                 Attn: Deroy Scott, Vice President
                 Facsimile:  (502) 581-4424

        with a copy to:

                 Robert B. Vice
                 Reed Weitkamp Schell Cox & Vice
                 2400 Citizens Plaza
                 Louisville, Kentucky 40202
                 Facsimile:  (502) 562-2200

Any of such parties may change its address or facsimile transmission number for receiving any such notice or other document by giving notice of the change to the other parties named in this Section 8.01.

        (c) Any such notice or other document shall be deemed delivered when actually received by an officer, director, partner or other legal representative of the party) at the address or number specified pursuant to this Section 8.01, or, if sent by mail, three Business Days after such notice or document is deposited in the United States mail, addressed as provided above.

        (d) Five Business Days' written notice to the Borrowers as provided above shall constitute reasonable notification to the Borrowers when notification is required by law; provided, however, that nothing contained in the foregoing shall be construed as requiring five Business Days' notice if, under applicable law and the circumstances then existing, a shorter period of time would constitute reasonable notice.

        SECTION 8.02. Survival; Successors and Assigns. All covenants, agreements, representations and warranties made in this Agreement or in any of the other Loan Documents and in the certificates delivered pursuant to any of the Loan Documents shall survive the making by the Lender of each Advance and the execution and delivery to the Lender of the Loan Documents and shall continue in full force and effect so long as any of the Credit Obligations are outstanding and unpaid and this Agreement has not been terminated by the Lender and the Borrowers in writing. Whenever in any Loan Document a party is referred to, such reference shall be deemed to include the successors and assigns of such party, except that the Borrowers may not assign or transfer any Loan Document without the prior written consent of the Lender. All covenants, promises and agreements by or on behalf of the Borrowers that are contained in any Loan Document shall bind the Borrowers' successors and assigns and shall inure to the benefit of the respective successors and assigns of the Lender. Notwithstanding any other provision set forth in this Agreement, the Lender may at any time (i) create a security interest in all or any portion of its rights under this Agreement (including the Advances owing to it and the Note held by it) in favor of any Federal Reserve Board in accordance with Regulation A of the Board of Governors of the Federal Reserve System or (ii) assign or transfer its interests and rights under this Agreement or any of the other Loan Documents, in whole or in part, to any Affiliate of the Lender.

        SECTION 8.03. Expenses. The Borrowers shall promptly pay all fees and expenses (including reasonable legal fees and expenses of counsel for the Lender, insurance premiums, recording, filing and transfer fees and taxes, and other costs and expenses related to the Credit Obligations or required by any of the Loan Documents. If the Borrowers fail to pay any such cost or expense, the Lender may, but shall have no obligation to, pay the same from the Lender's funds or by making an Advance for such purpose, without notice to the Borrowers. The Borrowers shall reimburse the Lender on demand for, and shall indemnify and hold the Lender harmless from and against, all such costs and expenses paid by the Lender and all other costs and expenses (including the reasonable fees and disbursements of the Lender's counsel) of every kind incurred by the Lender in connection with (i) the making or collection of the Credit Obligations, (ii) the preparation and review of the Loan Documents (whether or not the transactions provided for in this Agreement shall be consummated) and any other documents related thereto, (iii) the enforcement of any of the Loan Documents, the protection of the Lender's rights in any collateral and the defense of any claim, cross-claim or counterclaim asserted against the Lender by the Borrowers or any other person that relates to the Credit Obligations or the Loan Documents, and (iv) the transactions provided for in the Loan Documents. Any amount paid or advanced by the Lender under this section or the other Loan Documents shall bear interest until paid at a rate equal to two percent (2%) in excess of the Base Rate in effect from time to time, or the highest rate permitted by law, whichever is less. The Borrowers shall pay all costs and expenses of performing and satisfying their obligations under this Agreement. The Borrowers' obligations under this
Section 8.03 shall survive the payment in full of the Credit Obligations and the termination of this Agreement.

        SECTION 8.04. Indemnification. The Borrowers agree to indemnify and hold harmless the Lender, and its employees, officers, directors and other representatives (the "Indemnified Parties") from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including attorneys' fees) (the "Indemnified Obligations") that may at any time (including at any time following the termination of this Agreement) be imposed on, incurred by or asserted against any of the Indemnified Parties in any way relating to or arising out of this Agreement or any of the other Loan Documents or the transactions provided for herein or therein or any action taken or omitted by any of the Indemnified Parties under or in regulations with respect to Hazardous Substances and other environmental matters), or as a result of any inaccurate representation made by the Borrowers in this Agreement or any other Loan Document (including any inaccurate representation with respect to Hazardous Substances and other environmental matters) or any breach of any of the warranties or obligations of the Borrowers under this Agreement or any other Loan Document (including any breach of any warranty or obligation with respect to Hazardous Substances or other environmental matters) provided, however, that no Indemnified Party shall be indemnified for any Indemnified Obligation arising from its own gross negligence or willful misconduct as finally determined by a court of competent jurisdiction.

        SECTION 8.05. Governing Law. This Agreement and the other Loan Documents shall be construed in accordance with and governed by the laws of the Commonwealth of Kentucky.

        SECTION 8.06. Non-Waiver. No failure or delay on the part of the Lender in exercising any right, power or privilege under this Agreement or any of the other Loan Documents shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise or the exercise of any other right, power or privilege. Without limiting the generality of the foregoing, the Lender may waive or not enforce any requirements or condition applicable to the making of any Advance without waiving the right to require strict compliance with such requirement or condition in connection with other Advances.

        SECTION 8.07. Non-Business Days. If any payment with respect to the Credit Obligations becomes due and payable on a day that is not a Business Day, the maturity thereof shall be extended to the next succeeding Business Day, and in the case of a payment of principal, interest shall be payable thereon at the then applicable rate specified in this Agreement during such period of extension.

        SECTION 8.08.  Modification.  etc.  Subject to the provisions of
Section 8.02, no modification, amendment or waiver of any provision of this Agreement or any of the other Loan Documents, and no consent to any departure by the Borrowers therefrom, shall be effective unless the same shall be in writing and signed by an authorized officer of the Lender, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on the Borrowers not otherwise expressly required hereby in any case shall entitle the Borrowers to any other or further notice or demand in the same, similar or other circumstances.

                 SECTION 8.09. Set-off. Upon the occurrence and during the continuance of any Event of Default the Lender is hereby autho-rized at any time and from time to time, without notice to the Borrowers
(any such notice being expressly waived by the Borrowers) to set off and apply any and all deposits (general or special, time or demand, provisional or final but not deposits of "Restricted Cash" so designated on Schedule 8.09 by the Borrowers to the Lender and as amended and updated by the Borrowers in the Compliance Certificate) at any time held and other indebtedness at any time owing to the Lender (including any branches, agencies or Affiliates of the Lender, wherever located) to or for the credit or the account of the Borrowers against any and all of the obligations of the Borrowers now or hereafter existing under any of the Loan Documents, irrespective of whether or not any demand shall have been made under the Loan Documents and although such obligations may be unmatured prior to any acceleration of the maturity date. The Lender agrees promptly to notify the Borrowers after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application or impose any liability on the Lender. The rights of the Lender under this Section 8.09 are in addition to all other rights and remedies (including other rights of set- off or pursuant to any banker's lien) that the Lender may have.

        SECTION 8.10. Severability. Any provision of any of the Loan Documents that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

        SECTION 8.11. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but when taken together all such counterparts shall constitute but one agreement, and any party may execute this Agreement by executing any one or more of such counterparts.

        SECTION 8.12. Participation. The Borrowers understands that the Lender may from time to time enter into a participation agreement or agreements with one or more other participants pursuant to which each such participant shall be given a participation in the Lender's Note, Loans and interest in the Credit Obligations and the Loan Documents and that any such participant may from time to time similarly grant to one or more subparticipants subparticipations in the Note, Loans and interest in the Credit Obligations and the Loan Documents; provided, however, that all communications with the Borrowers shall be solely with the Lender and not with any participant. The Borrowers agree that any participant or subparticipant (including any branches, agencies or Affiliates thereof, wherever located) may exercise any and all rights of banker's lien or set-off with respect to the Borrowers, as fully as if such participant or subparticipant had made a loan directly to the Borrowers in the amount of the participation or subparticipation given to such participant or subparticipant in the Credit Obligations and the Loan Documents. For purposes of this Section 8.12 only, the Borrowers shall be deemed to be directly obligated to each participant or subparticipant in the amount of its participating interest in the amount of the principal of, and interest on, the Credit Obligations. Nothing contained in this section shall affect the Lender's right of set-off (under Section 8.09 or applicable law) with respect to the entire amount of the Credit Obligations, notwithstanding any such participation or subparticipation. The Lender may divulge to any participant or subparticipant all information, reports, financial statements, certificates and documents obtained by the Lender from the Borrowers or any other person under any provisions of this Agreement or the other Loan Documents or otherwise.

        SECTION 8.13. Termination. This Agreement shall continue until the Credit Obligations shall have been paid in full and the Lender shall have no obligation to make any further Advances or extend any other credit hereunder. This Agreement, and the obligations of the Borrowers hereunder, shall continue to be effective, or be automatically reinstated, as the case may be, if at any time payment in whole or in part of any payment made with respect to the Credit Obligations is rescinded or must otherwise be restored or returned to the person making such payment upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of such person, or upon or as a result of the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to such person or with respect to any part of the property thereof, or otherwise, all as though such payment had not been made.

        SECTION 8.14. Obligations of the Borrowers Absolute. The Borrowers hereby agree that its obligations and liabilities with respect to the Credit Obligations are continuing, absolute and unconditional. Without limiting the generality of the foregoing, the obligations and liabilities of the Borrowers with respect to the Credit Obligations shall not be released, discharged, impaired, modified or in any way affected by (a) the invalidity or unenforceability of any Loan Document executed by any other person with respect to the Credit Obligations, (b) the failure of the Lender to give the Borrowers a copy of any notice given to any other person, (c) any modification, amendment or supplement of any obligation, covenant or agreement contained in any Loan Document executed by any other person with respect to the Credit Obligations,
(d) any compromise, settlement, release or termination of any obligation, covenant or agreement in any Loan Document executed with respect to the Credit Obligations, (e) any waiver of payment, performance or observance by or in favor of any Participating Subsidiary or Participating Partnership of any obligation, covenant or agreement under any Loan Document, (f) any consent, extension, indulgence or other action or inaction, or any exercise or non-exercise of any right, remedy or privilege with respect to any Loan Document executed by any other person with respect to the Credit Obligations,
(g) the extension of time for payment or performance of any Credit Obligation by any Participating Subsidiary or Participating Partnership, or (h) the release or discharge of the Lender's claims against any collateral now or at any time hereafter securing any of the Credit Obligations, or any Participating Subsidiary or Participating Partnership by operation of law or otherwise.

         IN WITNESS WHEREOF, the Borrowers and the Lender have caused this Credit Agreement to be executed and delivered by their duly authorized corporate officers as of the day and year first above written.


                                        HEALTHCARE RECOVERIES, INC.


                                        By:
                                           -----------------------------------
                                        Title:
                                              --------------------------------


                                        NATIONAL CITY BANK OF KENTUCKY


                                        By:
                                           -----------------------------------
                                             Deroy Scott
                                             Vice President